Exhibit 99.1
The First Bancorp Announces First Quarter Results
2025 Q1 Results Highlighted by Strong Year-Over-Year Net Income Growth, Net Interest Margin Expansion, and Continued Favorable Asset Quality
DAMARISCOTTA, ME, April 23, 2025--(BUSINESS WIRE)--The First Bancorp (Nasdaq: FNLC), ("the Company", "we", "us", "our"), parent company of First National Bank, today reported unaudited results for the quarter ended March 31, 2025. Net income for the period was $7.1 million with fully diluted earnings per share of $0.63.

First Quarter Notable Items:
•Net Income growth of 17.5% from Q1 2024; diluted EPS growth of 17.0%
•PTPP Net Income growth of 32.5% from Q1 2024
•Efficiency Ratio improved to 56.9% from 61.1% in Q1 2024
•Net Interest Margin increased by 6 basis points from Q4 2024
•Total assets reached $3.19 billion, an increase of $30.4 million in Q1
•Loan balances grew in Q1 at an annualized rate of 7.3% to $2.38 billion
•Ratio of Non-Performing Assets to Total Assets of 0.19%
•Quarterly shareholder dividend of $0.36 per share

CEO COMMENTS
"I am pleased to report our results for the first quarter of 2025," commented Tony C. McKim, the Company's President and Chief Executive Officer. "Net income for the quarter increased 17.5% from the first quarter of 2024, and diluted earnings per share increased 17.0%.
"We continue to make solid progress in restoring earnings to our historical performance levels. Our net interest margin improved to 2.48% in the first quarter of 2025, a lift of 26 basis points from the 2.22% margin for the same period a year ago, driven by increased earning asset yields and stabilized funding costs. Non-interest income expanded nearly 10% year-over-year with healthy revenue gains in most business lines, while operating expenses increased by just over 9%, centered primarily in employee costs, which were influenced by several one-time events and higher benefit expenses.
"Balance sheet expansion in the first quarter was measured and targeted within the loan portfolio," continued Mr. McKim. "Our lending teams continue to help build the communities we serve, with first quarter new loan production of over $147 million going to well-qualified borrowers at pricing that aligns with the Bank's balance sheet. At the same time, our deposit gathering and support teams work tirelessly to ensure positive experiences and successful outcomes for our expanding customer base. Asset quality remains quite favorable, and capital and liquidity positions continue to be strong. The year is off to a very solid start."
OPERATING RESULTS Q1 2025 v. Q1 2024 (prior year quarter)
Net income was $7.1 million for the three months ended March 31, 2025, an increase of $1.1 million or 17.5% from the first quarter of 2024. On a Pre-Tax, Pre-Provision ("PTPP") basis, earnings for the quarter were $9.0 million, an increase of $2.2 million, or 32.5% from the prior year quarter.
Net interest income was $17.8 million for the three months ended March 31, 2025, an increase of $2.9 million or 19.6% from the first quarter of 2024, and the best three-month period since the first quarter of 2023. Net interest margin improved to 2.48% for the first quarter of 2025, up from 2.22% in the prior year quarter. The 26 basis point lift in margin was the result of a 20 basis point increase in the tax equivalent yield on earning assets coupled with an 8 basis point decrease in the cost of total liabilities. Earning assets averaged a yield of 5.28% for the three months ended March 31, 2025, while total liabilities carried an average cost of 3.27%.
A provision for credit losses of $392,000 was recorded in the first quarter of 2025, compared with a reverse provision of $513,000 in the first quarter of 2024. The current period expense consisted of a $396,000 provision to the allowance for credit losses on loans, and minor adjustments to the reserves for held-to-maturity securities and unfunded commitments.
Total non-interest income was $4.0 million for the three months ended March 31, 2025, an increase of $362,000, or 9.9% from first quarter of 2024. The increase was centered in revenue earned by First National Wealth Management, which was up 10.9% from the prior year period, and revenue earned on customer derivative transactions.
Total non-interest expense for the three months ended March 31, 2025, was $12.8 million, an increase of $1.1 million, or 9.2%, from the first quarter of 2024. The period-to-period change is mostly attributable to employee salaries and benefits, resulting from increased health insurance costs, one-time retirement payouts and normalization of incentive compensation accruals. The

Company's efficiency ratio for the first quarter of 2025 was 56.93%, improved from 61.15% in the prior year period.
OPERATING RESULTS Q1 2025 v. Q4 2024 (linked quarter)
Net income was $7.1 million for the three months ended March 31, 2025, a decrease of $205,000 or 2.8% from the fourth quarter of 2024.
Net interest income of $17.8 million for the three months ended March 31, 2025, was an increase of $246,000 or 1.4% from the linked quarter. The net interest margin of 2.48% in the first quarter of 2025 was an improvement of 6 basis points. Margin improvement was driven by a 6 basis point decrease in the cost of total liabilities to an average of 3.27% for the first quarter. The tax equivalent yield on earning assets increased 3 basis points to 5.28%.
Total non-interest income of $4.0 million for the three months ended March 31, 2025, was down $434,000 from the linked quarter. The change is centered in a $402,000 decrease in Debit Card income, attributable primarily to incentive payments received in the fourth quarter of 2024 and volume effects from holiday shopping.
Total non-interest expense for the three months ended March 31, 2025 was $12.8 million, an increase of $699,000, or 5.8%, from the linked quarter. The change is mostly attributable to employee salaries and benefits resulting from one-time retirement payouts, lower salary deferrals, and higher payroll taxes, along with an increase in FDIC insurance premiums.
LOANS, TOTAL ASSETS & FUNDING
Total assets at March 31, 2025, were $3.19 billion, up $30.4 million in the first quarter and up $209.2 million from a year ago. Earning assets increased $28.6 million during the quarter comprised primarily of an increase in loans of $42.2 million, partially countered by a decrease in interest earning cash balances. Earning assets have increased by $207.2 million since March 31, 2024, centered in loan growth of $209.4 million.
Loan growth in the first quarter came at an annualized rate of 7.3% and was led by commercial credit. Commercial and industrial balances increased $14.0 million and multifamily loan balances increased $22.3 million; commercial real estate balances fell by $1.8 million and municipal loans were down $6.7 million. The residential term and home equity segments also contributed to loan portfolio growth, with each up $8.5 million in the first quarter.
Total deposits at March 31, 2025 were $2.71 billion, down $13.9 million during the period, and up $162.3 million, or 6.4%, from March 31, 2024. Non-maturity deposits followed normal seasonal patterns and were down $68.6 million in the first quarter, while time deposits increased $54.7 million; borrowed funds increased $39.2 million, principally in short-term FHLB advances. Uninsured deposits as of March 31, 2025, were estimated at 17.6% of total deposits, and 74% of uninsured deposits were fully collateralized. Available day-one liquidity was $700 million, sufficient to cover 147% of estimated uninsured deposits.
ASSET QUALITY
Asset quality remains favorable. As of March 31, 2025, the ratio of non-performing assets to total assets was 0.19%, up slightly from the 0.14% and 0.09% of total assets reported as of December 31, 2024 and March 31, 2024, respectively. The ratio of non-performing loans to total loans was 0.25% as of March 31, 2025, as compared to 0.18% and 0.12% reported as of December 31, 2024 and March 31, 2024, respectively. Past due loans remain low at 0.33% of total loans as of March 31, 2025, down from 0.40% of total loans as of December 31, 2024 and up from 0.09% of total loans as of March 31, 2024.
The Allowance for Credit Losses ("ACL") on Loans stood at 1.05% of total loans as of March 31, 2025, as compared to an ACL of 1.06% and 1.11% of total loans as of December 31, 2024, and March 31, 2024, respectively. Net loan charge-offs in the first quarter totaled $153,000, representing an annualized rate of 0.03% of total loans, in line with outcomes over the past several years.
CAPITAL
The Company’s regulatory capital position remained strong as of March 31, 2025. The Leverage Capital ratio was an estimated 8.42% as of March 31, 2025, as compared to the 8.47% and 8.67% reported as of December 31, 2024, and as of March 31, 2024, respectively, with period-to-period changes attributable primarily to earning asset growth. The estimated Total Risk-Based Capital ratio was 13.15% as of March 31, 2025, as compared to the 13.22% and 13.54% reported as of December 31, 2024, and as of March 31, 2024, respectively. The Company's tangible book value per share was $20.44 as of March 31, 2025, up from $19.87 as of December 31, 2024 and up from $19.03 as of March 31, 2024. Earning asset growth during the quarter, coupled with a smaller unrealized loss position on available-for-sale securities, produced a Tangible Common Equity ratio of 7.25% as of March 31, 2025, up from 7.09% as of December 31, 2024 and 7.19% as of March 31, 2024.

DIVIDEND
On March 27, 2025, the Company's Board of Directors declared a first quarter dividend of $0.36 per share. The dividend was paid on April 18, 2025, to shareholders of record as of April 8, 2025.
ABOUT THE FIRST BANCORP
The First Bancorp, the parent company of First National Bank, is based in Damariscotta, Maine. Founded in 1864, First National Bank is a full-service community bank with $3.16 billion in assets. The Bank provides a complete array of commercial and retail banking services through eighteen locations in mid-coast and eastern Maine. First National Wealth Management, a division of the Bank, provides investment management and trust services to individuals, businesses, and municipalities. More information about The First Bancorp, First National Bank and First National Wealth Management may be found at www.thefirst.com.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars, except per share data	March 31, 2025	December 31, 2024	March 31, 2024
Assets
Cash and due from banks	$26,432	$27,636	$23,875
Interest-bearing deposits in other banks	2,938	22,100	2,911
Securities available-for-sale	280,764	274,680	274,451
Securities held-to-maturity	368,571	369,704	379,453
Restricted equity securities, at cost	7,509	7,203	5,933
Loans	2,383,150	2,340,940	2,173,746
Less allowance for credit losses	25,114	24,871	24,207
Net loans	2,358,036	2,316,069	2,149,539
Accrued interest receivable	17,923	13,976	15,970
Premises and equipment	28,626	27,855	28,435
Other real estate owned	—	173	—
Goodwill	30,646	30,646	30,646
Other assets	65,927	66,968	66,957
Total assets	$3,187,372	$3,157,010	$2,978,170
Liabilities
Demand deposits	$267,876	$292,255	$262,652
NOW deposits	613,245	676,107	618,554
Money market deposits	398,966	376,627	321,822
Savings deposits	261,732	265,451	280,533
Certificates of deposit	754,558	702,632	655,576
Certificates $100,000 to $250,000	241,536	225,106	244,148
Certificates $250,000 and over	173,422	187,073	165,703
Total deposits	2,711,335	2,725,251	2,548,988
Borrowed funds	185,444	146,278	154,779
Other liabilities	30,912	32,988	31,779
Total Liabilities	2,927,691	2,904,517	2,735,546
Shareholders' equity
Common stock	112	112	111
Additional paid-in capital	72,355	71,832	70,506
Retained earnings	225,592	222,823	213,839
Net unrealized loss on securities available-for-sale	(38,702)	(42,671)	(42,816)
Net unrealized loss on securities transferred from available-for-sale to held-to-maturity	(45)	(47)	(54)
Net unrealized gain on cash flow hedging derivative instruments	82	157	735
Net unrealized gain on postretirement costs	287	287	303
Total shareholders' equity	259,681	252,493	242,624
Total liabilities & shareholders' equity	$3,187,372	$3,157,010	$2,978,170
Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	11,196,881	11,155,528	11,130,933
Book value per common share	$23.19	$22.63	$21.80
Tangible book value per common share	$20.44	$19.87	$19.03

The First Bancorp
Consolidated Statements of Income (Unaudited)

In thousands of dollars, except per share data	For the quarter ended
	March 31, 2025	December 31, 2024	March 31, 2024
Interest income
Interest and fees on loans	$33,924	$33,899	$30,204
Interest on deposits with other banks	56	360	78
Interest and dividends on investments	4,729	4,740	4,706
Total interest income	38,709	38,999	34,988
Interest expense
Interest on deposits	19,269	20,300	19,177
Interest on borrowed funds	1,641	1,146	931
Total interest expense	20,910	21,446	20,108
Net interest income	17,799	17,553	14,880
Credit loss expense (reduction)	392	1,164	(513)
Net interest income after provision for credit losses	17,407	16,389	15,393
Non-interest income
Investment management and fiduciary income	1,317	1,274	1,188
Service charges on deposit accounts	531	496	499
Mortgage origination and servicing income	195	282	130
Debit card income	1,170	1,572	1,186
Other operating income	789	812	637
Total non-interest income	4,002	4,436	3,640
Non-interest expense
Salaries and employee benefits	6,850	6,462	6,057
Occupancy expense	877	841	866
Furniture and equipment expense	1,462	1,440	1,389
FDIC insurance premiums	694	629	564
Amortization of identified intangibles	7	6	7
Other operating expense	2,954	2,767	2,878
Total non-interest expense	12,844	12,145	11,761
Income before income taxes	8,565	8,680	7,272
Applicable income taxes	1,488	1,398	1,251
Net Income	$7,077	$7,282	$6,021
Basic earnings per share	$0.64	$0.66	$0.55
Diluted earnings per share	$0.63	$0.65	$0.54

The First Bancorp
Selected Financial Data (Unaudited)

Dollars in thousands, except for per share amounts	As of and for the quarter ended
	March 31, 2025	December 31, 2024	March 31, 2024

Summary of Operations
Interest Income	$38,709	$38,999	$34,988
Interest Expense	20,910	21,446	20,108
Net Interest Income	17,799	17,553	14,880
Credit loss expense (reduction)	392	1,164	(513)
Non-Interest Income	4,002	4,436	3,640
Non-Interest Expense	12,844	12,145	11,761
Net Income	7,077	7,282	6,021
Per Common Share Data
Basic Earnings per Share	$0.639	$0.658	$0.546
Diluted Earnings per Share	0.633	0.653	0.541
Cash Dividends Declared	0.360	0.360	0.350
Book Value per Common Share	23.19	22.63	21.80
Tangible Book Value per Common Share	20.44	19.87	19.03
Market Value	24.72	27.35	24.64
Financial Ratios
Return on Average Equity[1]	11.13%	11.27%	9.92%
Return on Average Tangible Common Equity[1]	12.64%	12.81%	11.36%
Return on Average Assets[1]	0.91%	0.92%	0.82%
Average Equity to Average Assets	8.15%	8.17%	8.26%
Average Tangible Equity to Average Assets	7.17%	7.19%	7.22%
Net Interest Margin Tax-Equivalent[1]	2.48%	2.42%	2.22%
Dividend Payout Ratio	56.34%	54.71%	63.64%
Allowance for Credit Losses/Total Loans	1.05%	1.06%	1.11%
Non-Performing Loans to Total Loans	0.25%	0.18%	0.12%
Non-Performing Assets to Total Assets	0.19%	0.14%	0.09%
Efficiency Ratio	56.93%	53.39%	61.15%
At Period End
Total Assets	$3,187,372	$3,157,010	$2,978,170
Total Loans	2,383,150	2,340,940	2,173,746
Total Investment Securities	656,844	651,587	659,837
Total Deposits	2,711,335	2,725,251	2,548,988
Total Shareholders' Equity	259,681	252,493	242,624
[1]Annualized using a 365-day basis for 2025 and a 366-day basis for 2024.

Use of Non-GAAP Financial Measures
Certain information in this release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance (including for purposes of determining the compensation of certain executive officers and other Company employees) and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and with other financial institutions, as well as demonstrating the effects of significant gains and charges in the current period, in light of the disclosure practices employed by many other publicly-traded financial institutions. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
In several places net interest income is calculated on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total which, as adjusted, increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company's results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution's net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.
The following table provides a reconciliation of tax-equivalent financial information to the Company's consolidated financial statements, which have been prepared in accordance with GAAP. A 21.0% tax rate was used in both 2025 and 2024.

	For the quarters ended
In thousands of dollars	March 31, 2025	December 31, 2024	March 31, 2024
Net interest income as presented	$17,799	$17,553	$14,880
Effect of tax-exempt income	711	$708	669
Net interest income, tax equivalent	$18,510	$18,261	$15,549
The Company presents its efficiency ratio using non-GAAP information which is most commonly used by financial institutions. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes securities losses and provision for credit losses on securities from non-interest expenses, excludes securities gains from non-interest income, and adds the tax-

equivalent adjustment to net interest income. The following table provides a reconciliation between the GAAP and non-GAAP efficiency ratio:

	For the quarters ended
In thousands of dollars	March 31, 2025	December 31, 2024	March 31, 2024
Non-interest expense, as presented	$12,844	$12,145	$11,761
Net interest income, as presented	17,799	17,553	14,880
Effect of tax-exempt interest income	711	708	669
Non-interest income, as presented	4,002	4,436	3,640
Effect of non-interest tax-exempt income	48	49	45
Adjusted net interest income plus non-interest income	$22,560	$22,746	$19,234
Non-GAAP efficiency ratio	56.93%	53.39%	61.15%
GAAP efficiency ratio	58.91%	55.23%	63.50%
The Company presents certain information based upon tangible common equity instead of total shareholders' equity. The difference between these two measures is the Company's intangible assets, specifically goodwill from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The following table provides a reconciliation of average tangible common equity to the Company's consolidated financial statements, which have been prepared in accordance with U.S. GAAP:

	For the quarters ended
In thousands of dollars	March 31, 2025	December 31, 2024	March 31, 2024
Average shareholders' equity as presented	$257,807	$257,034	$244,083
Less intangible assets	(30,801)	(30,827)	(30,827)
Tangible average shareholders' equity	$227,006	$226,207	$213,256
To provide period-to-period comparison of operating results prior to consideration of credit loss provision and income taxes, the non-GAAP measure of PTPP Net Income is presented. The following table provides a reconciliation to Net Income:

	For the quarters ended
In thousands of dollars	March 31, 2025	December 31, 2024	March 31, 2024
Net Income, as presented	$7,077	$7,282	$6,021
Add: credit loss (reduction) expense	392	1,164	(513)
Add: income taxes	1,488	1,398	1,251
Pre-Tax, pre-provision net income	$8,957	$9,844	$6,759

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Category: Earnings
Source: The First Bancorp

The First Bancorp
Richard M. Elder, EVP, Chief Financial Officer
207-563-3195
rick.elder@thefirst.com